VIAVI SOLUTIONS INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
(Adopted and approved on November 8, 2023)
Each member of the Board of Directors (the “Board”) of Viavi Solutions Inc. (the “Company”) who is not an employee of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service following the date set forth above (the “Effective Date”).
The Director Compensation Policy will become effective upon the Effective Date. The Director Compensation Policy may be amended at any time in the sole discretion of the Board.
Annual Cash Compensation
Each Non-Employee Director will receive the cash compensation set forth below for service on the Board.  The annual cash compensation amounts will be payable in arrears, in equal quarterly installments following the end of each fiscal quarter of the Company in which the service occurred (but in no event later than the 8th of the month following the end of the applicable fiscal quarter). Any amount payable for a partial quarter of service will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service that the Non-Employee Director provided in such quarter and the denominator of which will be the number of days in such quarter inclusive. All annual cash fees are vested upon payment. For purposes of clarity, the first quarterly installment of the annual retainers set forth below shall be paid for the first quarter that ends on or after the Effective Date, with the amount of such payment equal to the full quarterly installment, pro-rated as applicable based on the days of service that the Non-Employee Director provided in such quarter.
1.Annual Board Member Service Retainer:
a.All Non-Employee Directors: $70,000.
b.Non-Employee Director serving as Chairperson: $75,000 (in addition to above).
2.Annual Committee Member Service Retainer:
a.Member of the Audit Committee: $15,000.
b.Member of the Compensation Committee: $10,000.
c.Member of the Corporate Development Committee: $7,500.
d.Member of the Governance Committee: $7,500.
e.Member of the Cyber Security Steering Committee: $7,500.
3.Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer):
a.Chairperson of the Audit Committee: $32,000.
b.Chairperson of the Compensation Committee: $24,000.
c.Chairperson of the Corporate Development Committee: $15,000.

d.Chairperson of the Governance Committee: $15,000.
e.Chairperson of the Cyber Security Steering Committee: $15,000.
Equity Compensation
Equity awards will be granted under the Company’s Amended and Restated 2003 Equity Incentive Plan or any successor equity incentive plan adopted by the Board and the stockholders of the Company (the “Plan”).
1.Automatic Equity Grants. Annual and initial grants made on or after the Effective Date shall be made as follows:
a.Annual Grant for Non-Employee Directors Elected at Annual Meetings. Without any further action of the Board, on the first business day (the “Annual Award Grant Date”) following the date of each annual meeting of the Company’s stockholders (each, an “Annual Meeting”) beginning with the Annual Meeting during 2023 (the “2023 Annual Meeting”), each person who is serving as a Non-Employee Director as of the Annual Award Grant Date (which includes persons who are appointed for the first time to be a Non-Employee Director on the date of the Annual Meeting preceding the Annual Award Grant Date), shall be granted a restricted stock unit award (“RSU Award”) under the Plan covering shares (“Shares”) of the Company’s Common Stock (as defined in the Plan) having an RSU Value (as calculated below) of $210,000 (an “Director Annual RSU Award”); provided that the number of Shares covered by each Director Annual RSU Award will be rounded down to the nearest whole Share. Each Director Annual RSU Award shall vest in full on the earlier of the date of the next Annual Meeting and the one-year anniversary of the grant date, subject to the applicable Non-Employee Director’s continued service as a member of the Board through such date.
b.Annual Grant for Non-Employee Directors Appointed between Annual Meetings. Without any further action of the Board, each person who, on or after the Effective Date, is elected or appointed for the first time to be a Non-Employee Director between Annual Meetings (including, for the avoidance of doubt, between the 2023 Annual Meeting and the 2024 Annual Meeting) will automatically, upon the date of his or her initial appointment to be a Non-Employee Director, be granted a RSU Award under the Plan covering Shares having an RSU Value equal to (i) $210,000, multiplied by (ii) a fraction, the numerator of which will be the number of days between the Non-Employee Director’s appointment to the Board and the one-year anniversary of the prior Annual Meeting (a “Pro-rated Director Annual RSU Award”) and the denominator of which will be 365; provided that the number of Shares covered by each Prorated Director Annual RSU Award will be rounded down to the nearest whole Share. Each Prorated Director Annual RSU Award shall vest in full on the earlier of the date of the next Annual Meeting and the one-year anniversary of the prior Annual Meeting, subject to the Non-Employee Director’s continued service as a member of the Board through such date.

2.Change in Control. All vesting is subject to the Non-Employee Director’s continued service as a member of the Board through the vesting date.  Notwithstanding the foregoing, if a Non-Employee Director remains in continuous service as a member of the Board until immediately prior to: (a) the Non-Employee Director’s death, (b) the Non-Employee Director’s “Disability” (as defined in the applicable award agreement or, absent such definition in the applicable award agreement, as defined in the Plan) or (c) the closing of a “Corporate Transaction” (as defined in the Plan) (each an “Acceleration Event”), any unvested portion of any RSU Award granted in consideration of such Non-Employee Director’s service as a member of the Board shall vest in full immediately upon the applicable Acceleration Event.
3.Calculation of RSU Value. The “RSU Value” of a RSU Award to be granted under this policy will equal the number of Shares subject to the restricted stock unit award multiplied by the average closing price of a Share over the 30 calendar days immediately preceding the grant date, unless otherwise determined by the Compensation Committee.
4.Remaining Terms. The remaining terms and conditions of each RSU Award granted under this policy will be as set forth in the Plan and the Company’s standard form of RSU Award agreement, as amended from time to time by the Board or the Compensation Committee of the Board, as applicable.
Expenses
The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings as well as for fees of up to $5,000 per year related to attendance at relevant continuing education seminars or conferences, provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.
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